EXHIBIT 99.1

Gladstone Land Acquires Farm in Florida for $54 Million

MCLEAN, Va., Jan. 12, 2017 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (“Gladstone Land” or the “Company”) announced today that it has acquired approximately 3,750 acres of organic farmland in southern Florida for $54 million.  Upon acquisition, the Company entered into a lease agreement with a leading grower and marketer of fresh vegetables for a 7-year lease that provides for annual rent escalations and three, 5-year extension options.

“We are privileged to acquire more organic farmland in Florida with a highly-regarded vegetable grower as our tenant-partner,” said Bill Frisbie, the Company's Managing Director for the Eastern United States.  “This property is farmed for organic vegetables in a region with significant development pressure from home builders.  We now own 59 farms across the U.S., and we seek to continue building and diversifying our high-value agricultural portfolio.  We have built our farmland portfolio on the thesis that the continued growing demand for fresh fruits and vegetables and nuts will make the finite supply of farms that produce these crops more valuable over time.”

“Our first acquisition of 2017 represents the largest acquisition in our Company’s history and begins what we believe will be our strongest year,” said David Gladstone, President and CEO of Gladstone Land.  “This new farm is a great property with a strong tenant, and we expect this acquisition will provide us with a significant amount additional earnings, which we hope to be able to pass on to our stockholders in the form of increased distributions.  We have now increased the distributions on our common stock five times over the past 24 months for a total increase of 43.3%, and our goal is to continue this trend.  And these distributions we pay out to our stockholders are fully covered by our funds from operations.”

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of September 30, 2016, the estimated net asset value of the Company was $13.68 per share.  Gladstone Land currently owns 59 farms, comprised of 54,340 acres in 7 different states across the U.S., valued at approximately $452 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 47 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013, and the current per-share distribution on its common stock is $0.043 per month, or $0.516 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com
Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com
Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of the foregoing words and similar expressions are intended to identify forward-looking statements.  Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements.  Such risks and uncertainties are disclosed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information:  Gladstone Land, 703-287-5893